SOUTHERN CALIFORNIA EDISON COMPANY AND CONSOLIDATED UTILITY-RELATED SUBSIDIARIES

RATIOS OF EARNINGS TO FIXED CHARGES

(Thousands of Dollars)
                                                                                                    6 Months   6 Months   12 Months
                                                Year Ended December 31,                              Ended      Ended       Ended
                                            2003       2004        2005        2006        2007     6/30/07    6/30/08     6/30/08
                                         ---------  ----------  ----------  ----------  ----------  ---------  ---------  ----------

EARNINGS BEFORE INCOME TAXES
  AND FIXED CHARGES:

Income before interest expense (1)    $ $1,727,267  $1,767,449  $1,414,472  $1,682,968  $1,549,401  $ 689,118  $ 649,625  $1,509,907
Add:
  Rentals (2)                                  638         776       1,313       2,043       7,587      3,669      3,684       7,605
  Allocable portion of interest
      on long-term Contracts for
      the purchase of power (3)              1,568       1,515       1,457       1,393       1,322        671        633       1,285
  Amortization of previously
      capitalized fixed charges              1,638       1,405       1,579       1,196       1,365        713        802       1,454

                                         ---------  ----------  ----------  ----------  ----------  ---------  ---------  ----------
Total earnings before income
  taxes and fixed charges (A)         $ $1,731,111  $1,771,145  $1,418,821  $1,687,600  $1,559,675  $ 694,171  $ 654,744  $1,520,251
                                        ==========  ==========  ==========  ==========  ==========  =========   ========  ==========

FIXED CHARGES (5):
  Interest and amortization           $ $ 451,792   $ 399,169  $ 370,650  $  418,572  $ 453,426   $ 225,093  $ 206,726  $ 435,059
  Rentals (2)                                 638         776      1,313       2,043      7,587       3,669      3,684      7,605
  Capitalized interest (4)                  1,026         839      1,075       2,811      3,079         754      1,475      3,800
  Allocable portion of interest on
      long-term contracts for
      the purchase of power (3)             1,568       1,515      1,457       1,393      1,322         671        633      1,285

                                        ---------   ---------  ----------  ---------  ---------  ----------   --------  ----------
Total fixed charges (B)               $ $ 455,024   $ 402,299  $  374,495  $ 424,819  $ 465,414   $ 230,187  $ 212,518   $ 447,749
                                        =========   =========  ==========  =========  =========  ==========   ========  ==========

RATIO OF EARNINGS TO
  FIXED CHARGES (A) / (B):                   3.80        4.40        3.79       3.97       3.35        3.02       3.08        3.40
                                       ==========   =========  ==========  =========  =========  ==========   ========  ==========

(1)   Includes allowance for funds used during construction and accrual of unbilled revenue.
(2)   Rentals include the interest factor relating to certain significant rentals plus one-third of all remaining annual rentals, except for amounts allocated to power purchase contracts that are classified as operating leases.
(3)   Allocable portion of interest included in annual minimum debt service requirement of supplier.
(4)   Includes fixed charges associated with Nuclear Fuel and other capitalized interest. The amounts for 2003 & 2006 are restated.
(5)   Interest expenses associated with income taxes are reflected as a component of income tax expense and are excluded from the determination of fixed charges.